UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): APRIL 30, 2009

ISOLAGEN, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	001-31564	87-0458888
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 713-6000

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 30, 2009, Isolagen, Inc. (the “Company”) entered into secured promissory notes and security agreements (the “Notes”) with eight lenders pursuant to which the Company borrowed an aggregate of $500,417.00 in principal amount. The Notes bear interest at a rate of 20% per annum with principal and interest on the Notes due on the earlier of June 20, 2009 or the date that the Company files for voluntary or involuntary bankruptcy.

If an event of default under the Notes occurs, the holders of the Notes may declare the Notes to be due and payable. An event of default will occur: (a) if the Company defaults in the payment of the Notes or any other amounts payable to the holders of the Notes; (b) if the Company defaults in the performance of or compliance with any material term contained in the agreements pursuant to which the Notes were issued and such default shall not have been remedied within five business days after written notice to the Company; or (c) if the Company defaults (as principal or guarantor or other surety) in the payment of any principal of or premium or interest on any indebtedness for borrowed money, excluding the interest due May 1, 2009 on the Company’s pre-existing subordinated notes (see Item 8.01). The default rate of interest shall be 25% per annum from the date of any event of default under the Notes.

If the Company receives debtor-in-possession financing in any bankruptcy proceeding, the holders of the Notes shall have the right to exchange the face amount of the Notes, plus any accrued but unpaid interest, into such debtor-in-possession financing on the same terms and conditions as the debtor-in-possession financing on a pari passu basis and on a dollar-for-dollar basis. The Company is required to redeem the Notes with a 25% premium on the then outstanding principal plus accrued but unpaid interest, upon the (i) receipt of proceeds from the sale of any assets of the Company or any of its subsidiaries, excluding sales in the ordinary course of business by Agera Laboratories, Inc. (“Agera”); (b) receipt of the proceeds from any insurance policy held by the Company or any of its subsidiaries or pursuant to which the Company or any of its subsidiaries are beneficiaries; and (c) receipt of proceeds from the sale of any equity of the Company or its subsidiaries or issuance of any indebtedness of the Company or any of its subsidiaries. To secure the repayment of the Notes, the Company granted the holders of the Notes a security interest in and a lien on the Company’s 57% equity interest in Agera.

Viriathus Capital LLC (“Viriathus”) acted as the Company’s financial advisor and placement agent with respect to the offering of the Notes. Viriathus is also assisting the Company in seeking potential debtor-in-possession financing in connection with the possible filing of a voluntary petition for reorganization relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (“Bankruptcy Code”). If the Company is successful in obtaining commitments for such financing in sufficient amounts, it is likely that the Company will file such a petition. The Company currently has no legal commitments for such financing, and there is no assurance that such financing will be available to the Company on satisfactory terms, if at all. If the Company is unable to secure sufficient debtor-in-possession financing, it will likely cease operations and may file a petition for protection from creditors under Chapter 7 of the Bankruptcy Code.

Item 8.01 Other Events

The Company has been advised that due to the foregoing disclosure effective immediately the NYSE Amex LLC, formerly known as the American Stock Exchange (“NYSE Amex”), has halted trading in the Company’s common stock. The Company has been further advised that it will receive a notice from the NYSE Amex that the exchange intends to delist the Company’s common stock from listing on the NYSE Amex, which delisting will occur approximately seven days from the receipt of such notification if the Company determines not to appeal such decision. If the Company’s common stock is delisted from the NYSE Amex, the Company intends to apply to have its common stock quoted on the OTC Bulletin Board as soon as practicable after the delisting. If the Company’s common stock is delisted from the NYSE Amex, the Company does not anticipate that the trading of the Company’s common stock will recommence prior to the exchange’s delisting of the common stock and its quotation on the OTC Bulletin Board.

The Company did not make an interest payment of approximately $1.5 million that was due on May 1, 2009 to the holders of $87.4 million in principal amount of subordinated notes issued by the Company. No event of default has occurred with respect to the unpaid interest because the indenture agreement governing the subordinated notes defines an interest payment default as a failure in the payment of any interest when it becomes due and payable, and continuance of such default for a period of 30 days. If the interest payment is not paid within the 30 days from May 1, 2009, or by approximately May 30, 2009, then the Company’s $87.4 million of subordinated notes will become due upon demand. The Company does not have the cash or available resources to pay the $1.5 million of interest which was due on May 1, 2009, nor does the Company have the cash or available resources to pay the $87.4 million of subordinated notes.
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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOLAGEN, INC.

Date:	May 6, 2009	By:	/s/ Todd J. Greenspan

Todd J. Greenspan, Chief Financial Officer